Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-236211) and S-8 (No. 333-236209 and No. 333-182585) of Franchise Group, Inc. of our report dated May 4, 2020 relating to the financial statements of American Freight Group, Inc., which appears in this Current Report on Form 8-K/A.

/s/PricewaterhouseCoopers LLP

Columbus, Ohio
May 4, 2020